AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into effective as of July 24, 2017 (the "Effective Date"), by and between Sigma Labs, Inc., a Nevada corporation (the “Company”), and Mark J. Cola (the “Executive”).

W I T N E S S E T H:

WHEREAS, prior to the Effective Date, the Executive has been employed as President, Chief Executive Officer and Chief Operating Officer of the Company pursuant to an Employment Agreement effective as of February 21, 2017 (the “Original Agreement”); and

WHEREAS, effective as of immediately prior to the Effective Date, the Executive resigned from the positions of Chief Executive Officer and Chief Operating Officer and as a director of the Company, the Original Agreement has been terminated by the parties, and the Company desires to hereafter employ the Executive as the Company's President and Chief Technology Officer, and the Executive is willing to accept such employment on the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. Term of Employment

The Company shall employ the Executive, and the Executive shall serve the Company, in the capacity of President and Chief Technology Officer, for a two-year term commencing on the Effective Date (the “Term of Employment”), unless the Executive's employment is terminated prior thereto pursuant to the provisions hereof. This Agreement shall thereafter be automatically renewed for successive one-year terms, unless notice is given by either party of the intent not to renew no less than ninety (90) days prior to the end of any term hereof (also, as applicable, the “Term of Employment").

2. Employment Position; Duties; Title

During the Term of Employment, the Executive shall serve as the Company’s President and Chief Technology Officer, and shall report directly to the Chief Executive Officer of the Company. The Executive shall perform his duties hereunder at the Company’s main office during normal business hours and at all other times and locations necessary for the Executive to carry out his duties. The Executive shall devote substantially all of his business time to the Company and shall perform such duties, consistent with his status as President and Chief Technology Officer of the Company, as he may be assigned from time to time by the Board of Directors, which include as of the Effective Date the duties set forth on Exhibit A to this Agreement. During the Term of Employment, the Executive's title shall be Co-Founder, President and Chief Technology Officer.

3. Compensation

(a)Base Salary. During the Term of Employment, the Company shall pay to the Executive as compensation for the performance of his duties and obligations hereunder a salary at the rate of $180,000 per annum (the "Base Salary”). The Base Salary shall be paid in accordance with the Company’s standard payment practices. The Base Salary shall not be subject to decrease, but may be increased in the discretion of the Company’s Board of Directors or the Compensation Committee thereof based on an annual assessment of the Executive’s performance and other factors.

(b)Stock Option Grant. If the Executive remains employed by the Company through February 21, 2018, the Company agrees to grant to the Executive on February 21, 2018 under the Company's equity incentive plan (subject to applicable laws and rules), (i) a ten-year non-qualified stock option to purchase 61,750 shares of the Company’s common stock ("Option A"), and (ii) a ten-year non-qualified stock option to purchase 61,750 shares of the Company's common stock ("Option B", and together with Option A, the "Options"), with the Options each (A) to have an exercise price equal to the closing price of the Company’s common stock on the date of grant (i.e., February 21, 2018), (B) to vest and become exercisable in seventeen (17) equal (as closely as possible) monthly installments on the 15th day of each month commencing on March 15, 2018, subject in each case to the Executive's continuing employment, and (C) to be on such other terms set forth in the Company's standard form of non-qualified stock option agreement, except that the definition of "Termination For Cause" under such agreement shall be replaced in its entirety with the definition of "Cause" under Section 10 hereof. The number of shares of common stock of the Company that will underlie the Options is subject to adjustment for any stock splits, stock dividends, recapitalizations or other similar events that the Company effects after the date of this Agreement. Subject to the Executive's execution and delivery to the Company of a General Release of All Claims in accordance with the provisions of Section 10 hereof, any unvested portion of Option A (if granted pursuant to this Section 3(b)) shall immediately and automatically vest if the Executive’s employment is terminated as a result of a Termination Event (as defined in Section 10 hereof). Notwithstanding anything herein to the contrary, (x) upon the occurrence of a Corporate Transaction, all stock options of the Company held by the Executive as of the date of such applicable Corporate Transaction shall remain outstanding and exercisable in accordance with their terms (except as set forth in Section 3(b)(y)), and (y) upon the occurrence of a Change of Control, any unvested portion of stock options of the Company held by the Executive as of the date of such Change of Control (including, but not limited to, the Options and the Original Option, as applicable) shall immediately and automatically vest; provided, however, that, in the case of (x) and (y) above, such stock options may be assumed or, in the discretion of the Board of Directors, an equivalent option may be substituted by an applicable successor corporation or any subsidiary of the successor corporation in connection with a Corporate Transaction. As used herein, the term “Corporate Transaction” shall have the meaning set forth for that term in Section 6.1.2 of the 2013 Equity Incentive Plan of the Company. The Executive shall remain eligible for additional stock option grants and other equity awards to be made in the discretion of the Company’s Board of Directors or Compensation Committee. As used herein, the term “Change of Control” shall mean (a) a merger or consolidation of the Company with or into another corporation or entity (other than a merger with a wholly-owned subsidiary), whereby any Person or Persons acting in concert acquire(s) more than 50% of the outstanding stock of the Company, (b) a sale of all or substantially all of the assets of the Company, or (c) a purchase or other acquisition of more than 50% of the outstanding stock of the Company by one Person or by more than one Person acting in concert. As used in this Section 3(b), the term “Person” shall mean an individual, partnership, limited liability company, trust, estate, association, corporation, or any other legal entity.

(c)Matters Regarding Existing Stock Option. The Company and the Executive acknowledge and agree that (i) the Nonqualified Stock Option Agreement, dated as of February 21, 2017, between the Company and the Executive evidencing the grant to the Executive under the Original Agreement of a stock option to purchase up to 123,750 shares of the Company's common stock at an exercise price per share equal to $3.48 (the "Original Option") is hereby amended such that (A) subject to the Executive's execution and delivery to the Company of a General Release of All Claims in accordance with the provisions of Section 10 hereof, any unvested portion of the Original Option shall immediately and automatically vest if the Executive’s employment is terminated as a result of a Termination Event (as defined in Section 10 hereof), (B) the definition of "Termination For Cause" under the Original Option is replaced in its entirety with the definition of "Cause" under Section 10 hereof, and (C) upon the occurrence of a Corporate Transaction, the Board shall notify Executive at least thirty (30) days prior thereto or as soon as may be practicable, and the Original Option, if outstanding as of the date of such applicable Corporate Transaction, shall remain outstanding and exercisable in accordance with its terms; provided, however, that the Original Option may be assumed or, in the discretion of the Board of Directors, an equivalent option may be substituted by an applicable successor corporation or any subsidiary of the successor corporation in connection with a Corporate Transaction, as applicable (Section 15 of the Original Option is replaced in its entirety with this Section 3(c)(i)(C)), and (ii) the Original Option shall otherwise remain outstanding and exercisable in accordance with its terms. The parties further agree that the Company shall have no further obligation to the Executive to grant stock options to the Executive pursuant to the Original Agreement.

(d)Bonuses. During each 12-month period during the Term of Employment, the Executive shall receive a nondiscretionary annual founder's bonus (the "Annual Bonus") in the total amount of $40,000, payable and earned in 24 equal bi-monthly installments via direct deposit to the Executive on each of the bi-monthly payroll dates of the Company.

During the Term of Employment, the Executive shall be eligible to receive one or more additional bonuses ("Discretionary Bonuses") in recognition of extraordinary accomplishments, including, but not limited to, the Company's development of new products or intellectual property that the Board of Directors believes may have significant market value, and the consummation of joint ventures, strategic partnerships or other transactions that the Board of Directors believes are or will be materially beneficial to the Company. However, the decision to provide any Discretionary Bonuses and the amount and terms of any Discretionary Bonuses shall be in the sole and absolute discretion of the Board of Directors.

4. Expenses and Other Benefits

All travel, entertainment and other reasonable business expenses incident to the rendering of services by the Executive hereunder will be promptly paid or reimbursed by the Company subject to submission of receipts by the Executive in accordance with the Company’s policies in effect from time to time.

During the Term of Employment, the Executive shall be eligible to participate in any employee benefit and welfare plans and programs of the Company including, without any limitation, any key man or executive life and long-term disability insurance, 401(k) or other retirement plans and employee incentive plans that any C-level senior officer of the Company or its subsidiaries are eligible to participate and subject to the provisions, rules, regulations, and laws applicable thereto. The Executive shall be entitled to vacation time of five weeks during each year of the Term of Employment.

5. Death or Disability

This Agreement shall be terminated by the death of the Executive and also may be terminated by the Board of Directors of the Company if the Executive shall be rendered incapable by illness or any physical or mental disability (individually, a “disability”) from substantially complying with the terms, conditions and provisions to be observed and performed on his part for a period in excess of three consecutive months or ninety days in the aggregate during any twelve months during the Term of Employment. Notwithstanding the foregoing, the Company shall comply with all applicable disability and leave of absence laws, rules and regulations to the extent they apply to the Executive. If this Agreement is terminated by the death or disability of the Executive, the Executive shall be entitled to the Severance Benefits (as defined below) to the extent provided under Section 10 hereof.

6. Disclosure of Information; Inventions and Discoveries

The Executive shall promptly disclose to the Company all processes, trademarks, inventions, improvements, discoveries and other information (collectively, “developments”) directly related to the business of the Company conceived, developed or acquired by him alone or with others during the Term of Employment whether or not during regular working hours or through the use of material or facilities of the Company. All such developments shall be the sole and exclusive property of the Company, and upon request the Executive shall deliver to the Company all drawings, sketches, models and other data and records relating to such development. In the event any such development shall be deemed by the Company to be patentable, the Executive shall, at the expense of the Company, assist the Company in obtaining a patent or patents thereon and execute all documents and do all other things necessary or proper to obtain letters patent and invest the Company with full title thereto. The Executive agrees that the foregoing obligations of the Executive and rights of the Company under this Section 6 shall continue to apply to any developments directly related to the business of the Company conceived, developed or acquired by the Executive alone or with others during the period of Executive's employment under the Original Agreement whether or not during regular working hours or through the use of material or facilities of the Company.

7. Non-Competition

The Company and the Executive agree that the services rendered by the Executive hereunder are unique and irreplaceable. During his employment by the Company the Executive shall not provide any services to any other business related to the design or manufacture of in-process-quality-monitoring products for laser powder bed fusion additive manufacturing.

8. Non-Disclosure

The Executive shall not at any time after the date of this Agreement (including after the Executive is no longer an employee of the Company) divulge, furnish or make accessible to anyone (otherwise than in the regular course of business of the Company) any knowledge or information with respect to the Company’s know-how, technology and inventions (whether patentable or not), patent strategies, patent applications, and/or work-in-process, and/or with respect to trade secrets (as defined in the Uniform Trade Secrets Act) of the Company, except to the extent such disclosure is (a) in the performance of his duties under this Agreement, (b) required by applicable law, (c) authorized in writing by the Company, or (d) when required to do so by legal process, that requires him to divulge, disclose or make accessible such information.

9. Remedies

The Company may pursue any appropriate legal, equitable or other remedy, including injunctive relief, in respect of any failure by the Executive to comply with the provisions of Section 6, 7 or 8 hereof, it being acknowledged by the Executive that the remedy at law for any such failure would be inadequate.

10. Termination

This Agreement and the Executive’s employment with the Company may be terminated by the Company for "Cause" upon written notice (which shall specify with particularity the reason for termination or proposed termination) to the Executive in the event of the Executive’s malfeasance, Gross Negligence (as defined below), fraud, embezzlement or any other illegal act committed by the Executive in connection with the Executive’s duties as an executive of the Company. For purposes of this Section 10, "Gross Negligence" shall mean an extremely careless action by the Executive that is in disregard for the consequences to the Company and its shareholders. In the event of termination for Cause or under Section 5 (except as provided therein or under this Section 10), the Company’s unaccrued obligations under this Agreement shall cease and the Executive shall forfeit all right to receive any unaccrued compensation or benefits hereunder but shall have the right to reimbursement of expenses already incurred. For the sake of clarity, the right to the Annual Bonus shall be considered unaccrued compensation, except with respect to the pro rata portion of the Annual Bonus that is earned but not paid as of the date of termination of Executive's employment.

If (a) the Company terminates the Executive’s employment without Cause, (b) the Executive resigns for Good Reason (as defined below), (c) the Executive resigns from the Company after the nine (9) month anniversary of the Effective Date (the "Nine Month Period") for any reason or no reason, or (d) the Executive dies or becomes disabled during the Nine Month Period in the performance of his duties for the Company (any such event in (a), (b), (c), or (d) a "Termination Event"), the Executive (or if deceased, his Estate, heirs, devisees, and/or assignees) shall be entitled to continue to receive the Base Salary, Annual Bonus and benefits which he was receiving as of the time of termination for the greater of the remaining Term of Employment or a period of twelve months from such termination (collectively, the "Severance Benefits"), with such compensation to be payable in equal installments in accordance with the Company's normal payroll practices, but no less frequently than bi-monthly; provided, however, that the Executive's right to (i) the Severance Benefits, and (ii) accelerated vesting of the Original Option and Option A as provided in Section 3(b) and (c), respectively, hereof, shall be conditioned upon the Executive having executed and delivered to the Company a General Release of All Claims in the form attached as Exhibit B to this Agreement (and such General Release of All Claims not having been revoked by the Executive pursuant to any revocation rights afforded by applicable law). For the sake of clarity, the parties agree that the Executive shall not be entitled to the Severance Benefits, or accelerated vesting of the Original Option or Option A as provided in Section 3(b) and (c), respectively, hereof, if the Executive's employment with the Company terminates as a result of the Executive’s death or disability, unless such death or disability occurs after the Nine Month Period or if Executive’s death or disability occurs in the performance of his duties for the Company. The Executive agrees to give the Company at least thirty (30) calendar days' prior written notice of his resignation for any reason, and the Company agrees to give the Executive at least thirty (30) calendar days’ prior written notice of the Company's termination of Executive’s employment without Cause. Executive may assign any Severance Benefits payable as a result of his death to a revocable trust established by Executive, individually, or by Executive and his spouse.

In the event of the Executive's employment with the Company is terminated as a result of a Termination Event, the obligations of the Company to the Executive under this Agreement shall not be mitigated by any other employment secured by the Executive. Notwithstanding any termination of the Executive’s employment pursuant to this Section 10 or by reason of disability under Section 5, the Executive, in consideration of his employment hereunder to the date of such termination, shall remain bound by the provisions of Sections 6 and 8.

For purposes of this Section 10, "Good Reason" shall mean the relocation of the Executive's principal place of employment with the Company by more than sixty (60) miles from 3900 Paseo Del Sol, Santa Fe, New Mexico 87507 without the Executive's consent.

11. Data

Upon expiration of the Term of Employment or termination pursuant to Section 5 or 10 hereof, the Executive or his personal representative shall promptly deliver to the Company all books, files, reports, computer databases and files, computers, memoranda, plans, records and written data of every kind relating to the business and affairs of the Company which are then in his possession on account of his employment hereunder, but excluding all such materials in the Executive’s possession which are personal and not property of the Company.

12. Original Agreement; Mutual Releases

(a)Company and Executive acknowledge that the Original Agreement is terminated effective as of immediately prior to the Effective Date. The parties hereto acknowledge and agree that, except as otherwise provided herein, the Executive has been paid for all salary, reimbursable expenses and other compensation and benefits, other than accrued vacation, that arose out of or relate in any way to the Original Agreement or to services rendered to the Company by the Executive up to and including the date of the termination of the Original Agreement. Executive’s existing accrued but unused vacation owed as of the Effective Date shall remain owed to Executive under this Agreement. Except as provided herein, the Executive and the Company’s obligations under the Original Agreement shall be of no further force or effect.

(b)Release by the Executive. In consideration of the terms and provisions of this Agreement, the Executive hereby, generally and unconditionally, relieves, releases, remises, acquits, and forever discharges the Company and its officers, directors, agents, and representatives (collectively, the “Released Company Parties”) of and from any and all claims, demands, rights, actions, causes of action, suits, contracts, debts, controversies, expenses, liabilities, obligations, damages, losses, expenses, penalties, costs and allegations of any kind and character whatsoever, whether legal, contractual, statutory, administrative, or equitable in nature, or otherwise, whether known or unknown, suspected or unsuspected, direct or indirect, absolute, fixed or contingent, that the Executive now owns, holds, has or claims to have, or owned at any time, held, had or claimed to have had or may come to own, hold, have or claim to have against any of the Released Company Parties arising out of or in connection with the Executive's employment under the Original Agreement, the Original Agreement, or the Executive's service as a director on the Board of Directors of the Company.

The release set forth above includes, without limitation, all claims, demands, causes of action, facts, transactions, occurrences, circumstances, acts or omissions, or allegations of any kind and character whatsoever asserted by the Executive or which could have been asserted by the Executive in connection with the Executive’s employment and director relationship with the Company, including any and all facts in any manner arising out of, related or pertaining to or connected with those claims or with the terms of or value of any consideration paid to the Executive in connection with his employment and relationship with, or termination of employment from, any of the Released Company Parties, including, without limitation, any claims based on, related to or arising from federal, state or local laws (including, but not limited to, the Age Discrimination in Employment Act, the Nevada Labor Code, the New Mexico Labor Code, Title VII of the Civil Rights Act of 1964, as amended, and the Fair Labor Standards Act) that prohibit employment discrimination on the basis of race, national origin, religion, age, gender, marital status, pregnancy, handicap, perceived handicap, ancestry, sexual orientation, family or personal leave or of any other form of discrimination, or from laws such as workers’ compensation laws, which provide rights and remedies for injuries sustained in the workplace or from any common law claims of any kind, including, without limitation, contract, tort or property rights including, but not limited to, breach of express or implied contract, breach of the implied covenant of good faith and fair dealing, tortious interference with contract or current or prospective economic advantage, fraud, deceit, breach of privacy, misrepresentation, defamation, wrongful termination, tortious infliction of emotional distress, loss of consortium, breach of fiduciary duty, violation of public policy and any other common law claim of any kind whatsoever, any claims for severance pay, sick leave, family leave, life insurance, bonuses, health insurance, disability or medical insurance or any other fringe benefit or compensation, and all rights or claims arising under the Employment Retirement Income Security Act of 1974 (“ERISA”) or pertaining to ERISA regulated benefits (all collectively defined as the “Released Executive Claims”).

The Executive expressly waives all rights under Section 17.245 of the Nevada Revised Statutes, understanding and acknowledging the significance of such specific waiver of Section 17.245, which reads as follows: “When a release or a covenant not to sue or not to enforce judgment is given in good faith to one of two or more persons liable in tort for the same injury or the same wrongful death: (a) It does not discharge any of the other tortfeasors from liability for the injury or wrongful death unless its terms so provide, but it reduces the claim against the others to the extent of any amount stipulated by the release or the covenant, or in the amount of the consideration paid for it, whichever is the greater; and (b) It discharges the tortfeasor to whom it is given from all liability for contribution and for equitable indemnity to any other tortfeasor.” This release includes, without limitation, all claims which the Executive does not know or suspect to exist in his favor at the time he signs this Agreement.

Notwithstanding anything to the contrary in this Agreement, the Executive does not waive any rights: (i) to indemnification from the Company that he has under the Company’s Bylaws, or any other indemnification agreements between the Executive and the Company; (ii) with respect to the Original Option; or (iii) expressly provided to the Executive under this Agreement.

(c)Release by the Company. In consideration of the terms and provisions of this Agreement, the Company hereby, generally and unconditionally, relieves, releases, remises, acquits, and forever discharges the Executive and his agents and representatives (collectively, the “Released Executive Parties”) of and from any and all claims, demands, rights, actions, causes of action, suits, contracts, debts, controversies, expenses, liabilities, obligations, damages, losses, expenses, penalties, costs and allegations of any kind and character whatsoever, whether legal, contractual, statutory, administrative, or equitable in nature, or otherwise, whether known or unknown, suspected or unsuspected, direct or indirect, absolute, fixed or contingent, that the Company now owns, holds, has or claims to have, or owned at any time, held, had or claimed to have had or may come to own, hold, have or claim to have against any of the Released Executive Parties arising out of or in connection with the Executive's employment under the Original Agreement, the Original Agreement, or the Executive's service as a director on the Board of Directors of the Company.

The release set forth above includes, without limitation, all claims, demands, causes of action, facts, transactions, occurrences, circumstances, acts or omissions, or allegations of any kind and character whatsoever asserted by the Company or which could have been asserted by the Company in connection with the Executive’s employment and director relationship with the Company, including any and all facts in any manner arising out of, related or pertaining to or connected with those claims or with the terms of or value of any consideration paid to the Executive in connection with his employment and relationship with any of the Released Company Parties, including, without limitation, any claims based on, related to or arising from federal, state or local laws or from any common law claims of any kind, including, without limitation, contract, tort or property rights including, but not limited to, breach of express or implied contract, breach of the implied covenant of good faith and fair dealing, tortious interference with contract or current or prospective economic advantage, fraud, deceit, breach of privacy, misrepresentation, defamation, breach of fiduciary duty, violation of public policy and any other common law claim of any kind whatsoever (all collectively defined as the “Released Company Claims”).

The Company expressly waives all rights under Section 17.245 of the Nevada Revised Statutes, understanding and acknowledging the significance of such specific waiver of Section 17.245, which reads as follows: “When a release or a covenant not to sue or not to enforce judgment is given in good faith to one of two or more persons liable in tort for the same injury or the same wrongful death: (a) It does not discharge any of the other tortfeasors from liability for the injury or wrongful death unless its terms so provide, but it reduces the claim against the others to the extent of any amount stipulated by the release or the covenant, or in the amount of the consideration paid for it, whichever is the greater; and (b) It discharges the tortfeasor to whom it is given from all liability for contribution and for equitable indemnity to any other tortfeasor.” This release includes, without limitation, all claims which the Company does not know or suspect to exist in its favor at the time it signs this Agreement.

(d)Assumption of Risk Regarding Released Claims. The Executive and the Company acknowledge that there is a risk that, after execution of this Agreement, either party may discover, incur or suffer claims that were unknown or unanticipated at the time of this Agreement, including, but not limited to, unknown or unanticipated claims that arise from, are based upon or are related to any facts underlying the Released Executive Claims or the Released Company Claims, which had they been known or more fully understood, may have affected their decision to execute this Agreement as it currently is written. The Executive and the Company knowingly and expressly assume the risk of these unknown and unanticipated claims and agree that this Agreement and the general release set forth within it apply to all such unknown, unanticipated or potential claims. Furthermore, it is the intention of the parties hereto, by entering into this Agreement, to settle and release fully, finally and forever all Released Executive Claims and Released Company Claims, and any and all claims that now exist, or may have at any time existed or shall come to exist in connection with the Executive’s employment and director relationship with the Company. In furtherance of the parties’ intention, the release given within this Agreement shall be and remain in effect as a full and complete release and discharge of the Released Executive Claims and Released Company Claims, and of any related matters notwithstanding the discovery by the Executive or the Company, as applicable, of the existence of any additional or different claims or the facts relative to any such claims.

13. Arbitration

Any dispute or controversy arising under this Agreement relating to its interpretation or the breach hereof (including whether or not the Executive has been terminated for Cause), including the arbitrability of any such dispute or controversy (each, a "Disputed Matter"), shall be determined and settled by arbitration in Santa Fe, New Mexico pursuant to the Rules of the American Arbitration Association in effect at the time the Disputed Matter arises. Any award rendered herein shall be final and binding on each and all of the parties, and judgment may be entered thereon in any court of competent jurisdiction. Notwithstanding the foregoing, the parties shall be entitled to seek injunctive relief in any court of competent jurisdiction. In the event that (a) there is a bona fide good faith dispute with respect to whether or not the Executive has been terminated for Cause and (b) the Company refuses to make a payment to the Executive to which the Executive asserts he is entitled based on the Executive's belief that he was terminated without Cause (the "Termination Dispute"), the Company will deposit into a third-party escrow account the amount that the Executive would be entitled to receive if he was in fact terminated without Cause, pending resolution of the issue by the parties or the arbitrator; provided, however, that prior to the Termination Dispute being submitted for arbitration pursuant to this Section 13, the parties shall seek to resolve the Termination Dispute within thirty (30) days of the date that the Executive notifies the Company in writing of the Termination Dispute, and if the parties are unable to resolve the Termination Dispute within such time period, the arbitrator shall render a decision with respect to such Disputed Matter within forty-five (45) days after such Disputed Matter is submitted for arbitration pursuant to this Section 13.

14. Waiver of Breach

Any waiver of any breach of this Agreement shall not be construed to be a continuing waiver or consent to any subsequent breach on the part either of the Executive or of the Company.

15. Assignment

Neither party hereto may assign his or its rights or delegate his or its duties under this Agreement without the prior written consent of the other party; provided, however, that this Agreement shall inure to the benefit of and be binding upon the successors and assignees of the Company, upon (a) a sale of all or substantially all of the Company’s assets, or upon merger or consolidation of the Company with or into any other corporation, and (b) upon delivery on the effective day of such sale, merger or consolidation to the Executive of a binding instrument of assumption by such successors and assigns of the rights and liabilities of the Company under this Agreement, provided, however, that no such assignment or transfer will relieve the Company from its payment obligations hereunder in the event the transferee or assignee fails to timely discharge them. No rights or obligations of the Executive under this Agreement may be assigned or transferred other than his rights to compensation and benefits, which may be transferred by will or operation of law or as otherwise specifically provided or permitted hereunder or under the terms of any applicable employee benefit plan.

16. Notices

Any notice required or desired to be given hereunder shall be in writing and shall be deemed sufficiently given when delivered or three days after mailing in United States certified or registered mail, postage prepaid, to the party for whom intended at the following address:

The Company:

Sigma Labs, Inc.

3900 Paseo Del Sol

Santa Fe, New Mexico 87507

The Executive:

To the address on file with the Company or to such other address as either party may from time to time designate by like notice to the other.

17. Entire Agreement

The terms and provisions of this Agreement shall constitute the entire agreement by the Company and the Executive with respect to the subject matter hereof, and shall supersede any and all prior agreements or understandings between the Executive and the Company, whether written or oral, including, without limitation, the Original Agreement, except that, notwithstanding anything to the contrary herein, the Original Option shall remain outstanding and exercisable in accordance with its terms.

18. Amendments; Modifications

This Agreement may be amended or modified only by a written instrument executed by the Executive and the Company.

19. Governing Law

This Agreement shall be governed by and construed in accordance with Nevada law. In the event that any terms or provisions of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of the remaining terms and provisions hereof. In the event of any judicial, arbitral or other proceeding between the parties hereto with respect to the subject matter hereof, the prevailing party shall be entitled, in addition to all other relief, to reasonable attorneys’ fees and expenses and court costs.

20. Indemnification

The Company shall indemnify the Executive to the fullest extent permitted by law in effect as of the date hereof, or as hereafter amended, against all costs, expenses, liabilities and losses (including without limitation, attorneys’ fees, judgments, fines penalties, and amounts paid in settlement) reasonably incurred by the Executive in connection with a Proceeding. For the purposes of this section, a “Proceeding” shall mean any action, arbitration, suit or proceeding, whether civil, criminal, administrative or investigative, in which the Executive is made, or is threatened to be made a party to, or a witness in, such action, arbitration, suit or proceeding by reason of the fact that he is or was an officer, director or employee of the Company or is or was serving as an officer, director, member, employee, trustee or agent of any other entity at the request of the Company.

21. Counterparts

This Agreement may be executed in two counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same Agreement. Delivery of an executed counterpart signature page of this Agreement by facsimile or by e-mail of a PDF document is as effective as executing and delivering this Agreement in the presence of the other party.

22. Interpretation; Construction

The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. The Executive has participated in the negotiation of the terms of this Agreement. Furthermore, the Executive acknowledges that the Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

23. Section 409A

(a)General Compliance. This Agreement is intended to comply with Section 409A of the Internal Revenue Code (the "Code") or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a "separation from service" under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A. Furthermore, to the extent that Executive is a “specified employee” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Code as of the date of Executive’s separation from service, in the absence of an exception, no amount that constitutes a deferral of compensation which is payable on account of the Executive’s separation from service shall be paid to the Executive before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of the Executive’s separation from service or, if earlier, the date of the Executive’s death following such separation from service. All such amounts that would, but for this section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

(b)Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the Effective Date.

SIGMA LABS, INC. By: /s/ John Rice John Rice, Chairman of the Board
AGREED TO AND ACCEPTED: By: /s/ Mark J. Cola Mark J. Cola

EXHIBIT A

Duties

Mark J. Cola (the “Executive”) is responsible for overseeing all technical aspects of Sigma Labs, Inc. (the "Company"). The Executive shall work with the other executive officers of the Company in an effort to grow the Company through development of the Company’s products to optimal technical performance in a form designed to meet customer requirements as articulated by the sales and marketing team of the Company. The Executive is an important brand agent in promoting the Company and its technology.

Responsibilities/Duties:

•Establish the Company’s technical vision and lead all aspects of the Company’s technological product development.

•Work in a collaborative and supportive fashion with Company department heads, such as marketing, production and operations.

•Conduct research and case studies on leading edge technologies and make determinations on the probability of implementation.

•Advise the Nominating and Corporate Governance Committee of the Board of Directors of the Company with respect to new director candidates.

EXHIBIT B

Form of General Release

This General Release of all Claims (this “Agreement”) is entered into on _________, 20__, by and between Sigma Labs, Inc., a Nevada corporation (the “Company”), and Mark J. Cola (the “Executive”).

In accordance with Section 10 of the Amended and Restated Employment Agreement by and between the Company and the Executive, dated effective as of July 21, 2017 (the “Employment Agreement”), in consideration of the compensation and benefits to which the Executive is entitled pursuant to Section 10 of the Employment Agreement subject to the execution and non-revocation of this Agreement, the Executive agrees as follows:

1.Executive’s General Release and Waiver of Claims. In consideration of the terms and provisions of this Agreement, the Executive hereby, generally and unconditionally, relieves, releases, remises, acquits, and forever discharges the Company and its officers, directors, agents, and representatives (collectively, the “Released Company Parties”) of and from any and all claims, demands, rights, actions, causes of action, suits, contracts, debts, controversies, expenses, liabilities, obligations, damages, losses, expenses, penalties, costs and allegations of any kind and character whatsoever, whether legal, contractual, statutory, administrative, or equitable in nature, or otherwise, whether known or unknown, suspected or unsuspected, direct or indirect, absolute, fixed or contingent, that the Executive now owns, holds, has or claims to have, or owned at any time, held, had or claimed to have had or may come to own, hold, have or claim to have against any of the Released Company Parties arising out of or in connection with the Executive's employment under the Employment Agreement or the Employment Agreement.

The release set forth above includes, without limitation, all claims, demands, causes of action, facts, transactions, occurrences, circumstances, acts or omissions, or allegations of any kind and character whatsoever asserted by the Executive or which could have been asserted by the Executive in connection with the Executive’s employment relationship with the Company, including any and all facts in any manner arising out of, related or pertaining to or connected with those claims or with the terms of or value of any consideration paid to the Executive in connection with his employment and relationship with, or termination of employment from, any of the Released Company Parties, including, without limitation, any claims based on, related to or arising from federal, state or local laws (including, but not limited to, the Age Discrimination in Employment Act, the Nevada Labor Code, the New Mexico Labor Code, Title VII of the Civil Rights Act of 1964, as amended, and the Fair Labor Standards Act) that prohibit employment discrimination on the basis of race, national origin, religion, age, gender, marital status, pregnancy, handicap, perceived handicap, ancestry, sexual orientation, family or personal leave or of any other form of discrimination, or from laws such as workers’ compensation laws, which provide rights and remedies for injuries sustained in the workplace or from any common law claims of any kind, including, without limitation, contract, tort or property rights including, but not limited to, breach of express or implied contract, breach of the implied covenant of good faith and fair dealing, tortious interference with contract or current or prospective economic advantage, fraud, deceit, breach of privacy, misrepresentation, defamation, wrongful termination, tortious infliction of emotional distress, loss of consortium, breach of fiduciary duty, violation of public policy and any other common law claim of any kind whatsoever, any claims for severance pay, sick leave, family leave, vacation, life insurance, bonuses, health insurance, disability or medical insurance or any other fringe benefit or compensation, and all rights or claims arising under the Employment Retirement Income Security Act of 1974 (“ERISA”) or pertaining to ERISA regulated benefits (all collectively defined as the “Released Executive Claims”).

The Executive expressly waives all rights under Section 17.245 of the Nevada Revised Statutes, understanding and acknowledging the significance of such specific waiver of Section 17.245, which reads as follows: “When a release or a covenant not to sue or not to enforce judgment is given in good faith to one of two or more persons liable in tort for the same injury or the same wrongful death: (a) It does not discharge any of the other tortfeasors from liability for the injury or wrongful death unless its terms so provide, but it reduces the claim against the others to the extent of any amount stipulated by the release or the covenant, or in the amount of the consideration paid for it, whichever is the greater; and (b) It discharges the tortfeasor to whom it is given from all liability for contribution and for equitable indemnity to any other tortfeasor.” This release includes, without limitation, all claims which the Executive does not know or suspect to exist in his favor at the time he signs this Agreement.

The Executive acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967. The Executive also acknowledges that the consideration given for the waiver and release in this Agreement is in addition to anything of value to which he was already entitled. The Executive further acknowledges that he has been advised by this writing, as required by the Older Workers’ Benefit Protection Act, that:

(a)his waiver and release does not apply to any rights or claims that may arise after the date of their execution of this Agreement;

(b)he should consult with an attorney prior to executing this Agreement;

(c)he has at least twenty-one (21) days to consider whether to sign this Agreement (although he may, by his own voluntary choice, execute this Agreement earlier);

(d)he has seven (7) days following his execution of this Agreement to revoke this Agreement;

(e)any revocation must be in writing, must be postmarked or personally delivered within this seven (7) day period to the Company’s attorneys, TroyGould PC, 1801 Century Park East, 16th Floor, Los Angeles, CA 90067, and must state, “I hereby revoke my acceptance of the Agreement”; and

(f)this Agreement shall not be effective or enforceable until the seven-day revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

2.Assumption of Risk Regarding Released Claims. The Executive acknowledges that there is a risk that, after execution of this Agreement, he may discover, incur or suffer claims that were unknown or unanticipated at the time of this Agreement, including, but not limited to, unknown or unanticipated claims that arise from, are based upon or are related to any facts underlying the Released Executive Claims, which had they been known or more fully understood, may have affected his decision to execute this Agreement as it currently is written. The Executive knowingly and expressly assumes the risk of these unknown and unanticipated claims and agrees that this Agreement and the general release set forth within it apply to all such unknown, unanticipated or potential claims. Furthermore, it is the intention of the Executive, by entering into this Agreement, to settle and release fully, finally and forever all Released Executive Claims, and any and all claims that now exist, or may have at any time existed or shall come to exist in connection with the Executive’s employment relationship with the Company, and the termination thereof. In furtherance of the parties’ intention, the release given within this Agreement shall be and remain in effect as a full and complete release and discharge of the Released Executive Claims, and of any related matters notwithstanding the discovery by the Executive of the existence of any additional or different claims or the facts relative to any such claims.